Tonner-One World Holdings, Inc @TonnerOWInc · 13h

$TONR Dilution & PRs.

- We'll issue prs as soon as pink current.
- Heaviness of dilution phase is coming to a close very soon. Expected to be less than 2 weeks.

I will announce the close of this phase so until then it should not be considered as concluded.

Ty.

CJM
CEO

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